(Translation)

Organic Premium Beef Cattle (Fragrant Beef) Breeding and Feed Production Technology Sale and Transfer Agreement

Party A:  ENPING CITY JUNTANG TOWN HANG SING TAI AGRICULTURE CO. LTD.

And

Party B :  HANG YU TAI INVESTIMENTO LIMITADA

Party A has its place of business in Enping City, Guangdong Province of the PRC and is engaged in beef cattle breeding business, and possessing a premium beef cattle breeding and nutritional feed recipe technology (“the said Technology”).  Party B is a foreign investment company incorporated in Macau.  Upon the basis of fairness and mutual benefit, the parties hereby agree to enter into this Technology Sale and Transfer Agreement as follows:

Article 1        The Basis for the Transfer of the said Technology

Upon the principles of strategic cooperation, and for the purpose of improving the competitiveness of Party A's said Technology and enhancing Party B's economic benefits, the parties enter into this Agreement for the deployment of the said Technology, wherein Party A shall provide technical services to party B on the organic premium beef cattle breeding technology and product development.  Both parties shall jointly notify the State on the deployment of said Technology in any development projects in any provincial cities and collectively promote such development projects and the advancement of the said Technology, in order to attain mutual benefit on a win-win basis in development of value added agricultural products.

Article 2        The Rights and Obligations of Parties

The rights and obligations of Party A

1.       Party A shall provide the said Technology and its related feed recipe to Party B in accordance with the progress of the transfer of the said Technology, and shall transfer the intellectual property rights to the said Technology exclusively to Party B, and thereafter Party A shall cease to be entitled to the intellectual property rights of the said Technology.

2.       Party B has the right to transfer or grant the right to use the intellectual property rights of the said Technology to any third parties.

3.       Party B shall have the right to advertise and sell the products, so produced utilizing the said Technology, in packaging bearing the descriptive words “Fragrant Beef” thereon.

4.       The Parties are to ensure the quality of raw material procured, and to work together under the premise that the Parties shall strive to reduce the cost of production of the premium beef products and improve the competitiveness and economic benefits of the products.

5.       Party B is obliged to supply updated market information and timely feedback to Party A, to enable Party A to adjust the recipe of the feed or to dispatch technical personnel to provide technical services to the relevant market.

6.       Both parties agree that the transfer fee for this transaction shall be US$1,500,000 (equivalent to RMB9,675,000).

7.       Payment Terms:  Party B shall pay a lump sum of US$150,000 (equivalent to RMB967,500) to Party A as the transfer fee within 7 days from the date of signing of this Agreement.  The balance of the transfer fee shall be settled by 3 installments as follows :

1st installment :	by cash US$450,000 (equivalent to RMB2,902,000) or 300,000 units of the shares of Sino Agro Food, Inc. (“SIAF”), or part cash part shares, on or before July 30, 2011;

2nd installment :	by cash US$450,000 (equivalent to RMB2,902,000) or 300,000 units of the shares of SIAF, or part cash part shares, on or before December 31, 2011; and

3rd installment :	by cash US$450,000 (equivalent to RMB2,902,000) or 300,000 units of the shares of SIAF, or part cash part shares, on or before March 31, 2012.

The rights and obligations of Party B

1.     Party A shall not transfer or disclose the intellectual property rights to the said Technology and the related feed recipe to any other party.

2.     Party A shall formulate the appropriate recipe for the feed and breeding technique for organic premium beef cattle in accordance with the needs of the market as per Party B's request, and shall warranty the recipe for the feed conforms to the relevant requirement accorded to organic products, to ensure the texture and quality of the products are more superior than other like products in the country, and Party B shall also adjust the recipe for the feed timely according to the actual market’s condition in order to satisfy the needs of the consumers towards green organic products.

Article 3 Remedies of Parties in the event of Default

1.    If Party B shall fail to settle the transfer fee in accordance with the provision of this Agreement, Party A shall have the right to recover the same from Party B.

2.     If Party A shall breach any warranties, covenants or commitment as contained herein, then Party B shall have the right to recover from Party A all the losses and damage that Party B may suffer as a result thereof.

Article 4      This Agreement shall be signed in quadruplicate, all of which shall have the same legal force, and each party shall hold two copies each.

Article 5      If there is any matter not clearly stated in this Agreement, the Parties shall amicably resolve the same through friendly consultation and negotiation in the spirit of friendly and continuing cooperation.  If any dispute cannot be resolved, such dispute shall be referred to the local People's Court for adjudication and resolution.

  The venue for signing this Agreement : Enping City, Guangdong Province.

Party A :	Party B :

Fang XianJun	Chen Bor Hann
(Signed)	(Signed)
Party A’s Legal Representative	Party A’s Legal Representative
March 25, 2011	March 25, 2011